EXHIBIT (11)



                        PHH CORPORATION AND SUBSIDIARIES

           Information Used in the Computation of Net Income Per Share


                                                              Three Months Ended July 31,
                                                           ---------------------------------
(In thousands except per share data)                            1996                 1995
                                                                ----                 ----
NET INCOME - as reported                                   $  21,772               $  18,301
                                                            ========                ========

Weighted average number of shares outstanding                 34,747                  33,984

Give effect to the exercise of dilutive options
      determined under the treasury stock method                 665                     664

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                                       -                     240
                                                            --------                --------



Number of shares used in the computation of net
     income per share                                         35,412                  34,888
                                                            ========                ========

NET INCOME PER SHARE                                             .61               $     .52
                                                            ========                ========

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